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                                                                   EXHIBIT 10.CC

            DOUG L. FOSHEE                                         [ELPASO LOGO]
            President and Chief Executive Officer

                                 January 6, 2004

PERSONAL & CONFIDENTIAL

Ms. Lisa Stewart
5015 Longmont
Houston, Texas 77056

Dear Lisa:

I am pleased to extend you an offer of employment to become Executive Vice President of El Paso Corporation and President, Production and Non-regulated Operations. The terms and conditions of this offer are summarized as follows:

Annual Compensation

      -     Annual Salary: $500,000

      -     Annual bonus target: 80% of annual salary (not prorated for 2004)

Equity

      - Equity: A grant of 80,000 shares of restricted stock and 155,000 stock options effective on the start date of your employment. Based on an $8.00 stock price and $4.00 black scholes value, for example, this would equate to a value of $1,260,000. This value will vary based on the actual stock price and black scholes value on your hire date.

            The restricted shares will time vest pro-rata over three years and the options will time vest pro-rata over four years. The details of your equity grant will be described in a grant letter to be prepared shortly after your employment. This grant is equivalent to and will take the place of any grant El Paso will make to its officers in early 2004 for performance in 2003. Currently it is El Paso's plan to make annual grants. You would be eligible to receive a grant based on company and individual performance again in 2005 under the conditions and terms in effect at that time.

            El Paso Corporation
            1001 Louisiana Street Houston, Texas 77002
            tel 713.420.2400 fax 713.420.2403

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Ms. Lisa Stewart
January 6, 2004
Page 2

Sign-on Bonus

Effective with the start of your employment, you will receive a sign-on bonus of $300,000. This will be paid effective with your first paycheck. Should you terminate within twelve months of this payment, the sign-on bonus will be repaid to El Paso.

Paid Time Off

You will be eligible to receive an annual Paid Time Off (PTO) bank of 20 days, prorated according to your start date.

Severance Policy

You will be covered under the provisions of the Senior Executive Severance Policy which provides a lump sum payment of two years base and target bonus for involuntary termination not for cause.

Change of Control

You will be covered by the new Key Executive Severance Protection Plan.

Employee Benefits

You will be eligible to receive the additional El Paso employee benefits which are available to senior executive officers. This includes, but is not limited to, participation in the Supplemental Benefits Plan which provides for benefits and contributions in excess of the limitations (met in any calendar year with any employer) imposed by Internal Revenue Code that cannot be made on your behalf under El Paso's Cash Balance Plan and Retirement Savings Plan. Our benefit plans will be explained in detail to you upon your request or acceptance of our offer of employment.

Life Insurance

As a senior executive, El Paso provides $50,000 in employee basic life. In addition, you will qualify for the Senior Executive Survivor Plan which provides for the continued payment of monthly salary for 30 months (the aggregate of which is reduced by the $50,000 basic life insurance) grossed up at the maximum federal tax rate in the event of your death while employed by El Paso.

Additionally, this offer is contingent upon the completion of a satisfactory background investigation and your proof of eligibility to work in the United States. In compliance with the Immigration Reform and Control Act of 1986 and other amendments to the national immigration law, each new

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Ms. Lisa Stewart
January 6, 2004
Page 3

employee, as a condition of employment, must complete the Employment Eligibility Form I-9 and present documentation establishing identity and employment eligibility.

This offer is contingent upon your passing a drug screen, which tests for substance abuse. If you do not pass this drug screen successfully, our offer of employment will be withdrawn.

Lisa, we are pleased to have a person with your ability join the El Paso management team and I look forward to working with you. Please indicate your acceptance of this offer by signing and returning the enclosed copy at your earliest convenience.

Sincerely,

      /s/ Doug L. Foshee

Accepted:

      /s/ Lisa Stewart
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      Lisa Stewart

      January 9, 2003
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      Date